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                                                                    EXHIBIT 99.3

             Form of Letter to Stockholders Who Are Record Holders


[MIDWAY LOGO]

Dear Stockholders:

We are sending you this letter as a holder of our common stock in connection with our offering of subscription rights to acquire our common stock (the "Rights Offering") as described in the enclosed Prospectus. We have described the subscription rights and the Rights Offering in the enclosed Prospectus and evidenced the subscription rights by a Subscription Certificate registered in your name.

          Enclosed are copies of the following documents:

          1.   The Prospectus;

          2.   The Subscription Certificate;

          3. The "Instructions for Use of Midway Airlines Corporation Subscription Certificates" (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9);

          4. A Notice of Guaranteed Delivery for Subscription Certificates issued by Midway Airlines Corporation; and

          5. A return envelope addressed to First Union National Bank, the Subscription Agent.

          To participate in the Rights Offering, we suggest that you act promptly.

          Neither Midway nor its board of directors is making any recommendation as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests after reading the Prospectus.

          If you have any questions about the Rights Offering, please contact Steven Westberg, Executive Vice President and General Manager of Midway Airlines Corporation, at (919) 595-6000.

                                           Very truly yours,


                                           MIDWAY AIRLINES CORPORATION